Exhibit 10.22

SECOND AMENDED AND RESTATED PROFIT SHARE AGREEMENT

THIS SECOND AMENDED AND RESTATED PROFIT SHARE AGREEMENT (this “Agreement”), dated effective as of December 12, 2024 (the “Effective Date”), is by and among ATFP CLOUD SPV I, LP; ATFP CLOUD SPV II, LP; ATFP CLOUD SPV III, LP; and ATFP CLOUD SPV IV, LP each a Georgia limited partnership (collectively, “ATFP”), and TCM CLOUD 1, LLC, an Oklahoma limited liability company (“TC1”); ATFP and TC1 may hereinafter be referred to, individually, as a “Party” and, collectively, as the “Parties.”

RECITALS:

WHEREAS, this Agreement relates to certain Equipment, as aggregately defined and set forth in (i) those two (2) certain Equipment Lease Agreements, each dated November 01, 2023, by and between TC1 and each ATFP CLOUD SPV I, LP and ATFP CLOUD SPV II, LP, respectively, (ii) that certain Equipment Lease Agreement, dated September 09, 2024, by and between TC1 and ATFP CLOUD SPV III, LP, and (iii) that certain Equipment Lease Agreement, dated December 12, 2024, by and between TC1 and ATFP CLOUD SPV IV, LP (as may have been and/or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced, collectively, the “Leases”), which are each incorporated herein by this reference thereto;

WHEREAS, ATFP purchased the Equipment and TC1 acquired a leasehold interest in the Equipment from ATFP pursuant to the Leases, and the Parties desire to accelerate the Monthly Rental Payments contemplated under the Leases in accordance with the terms hereof;

WHEREAS, TC1 expects to produce revenue utilizing the Equipment by way of providing enterprise cloud, artificial intelligence and other hosted services to its customers at that certain facility located at 1130 Powers Ferry Place, Marietta, GA 30037 USA, or such other facility as the Parties may, from time to time, otherwise agree upon (the “Venture”);

WHEREAS, this Agreement is being entered into to govern the relationship between the Parties with respect to certain expense allocations of the Venture permitted in order to determine the Profits, as hereinafter defined, which are anticipated to be generated by the Venture through the utilization of the Equipment, and to govern the Profit Share Distributions, as hereinafter defined, resulting therefrom; and

WHEREAS, any capitalized term utilized in this Agreement but not particularly defined herein shall have the meaning ascribed to it under the Leases.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, first intending to be legally bound, do hereby agree to the following provisions.

PROFIT SHARE AGREEMENT	Schedule A

AGREEMENT:

ARTICLE I
Expenses of the Venture

1.    TC1 Operating Expenses. The expenses of TC1 incurred in respect of the Venture provided under this Section 1 are referred to hereinafter as “Operating Expenses” and all such Operating Expenses allocations shall be governed as hereinafter provided.

(a)    All Operating Expenses set forth below relate to each Five Million & 00/100 U.S. Dollar (U.S. $5,000,000.00) tranche of Equipment purchased in respect of the Leases and shall be increased or decreased, pro rata, for any different dollar amount of Equipment.

(b)    All such Operating Expenses shall be the only allowable expenses of TC1, such that the monthly revenue produced by the Equipment minus the Operating Expenses shall be the “Profits.”

(c)    Once the Equipment has been deployed by or on behalf of TC1 in operational status with services being sold to TC1 customers for a full calendar month, TC1 shall be permitted to include monthly Operating Expenses; provided, however, that there shall be only the following minimum and maximum allowable expenses comprising the Operating Expenses (for each Five Million & 00/100 U.S. Dollar (U.S. $5,000,000.00) tranche of Equipment):

	Electricity	Payroll *	The Leases	All Other Expenses †
Minimum	$13,340.00	$53,670.00	$124,425.21	$0.00
Maximum	$64,060.00	$142,870.00	‡	$33,170.00

* including W-2 labor, 1099 labor, employee benefits and payroll taxes.

† e.g., licenses, internet, network services, repairs, maintenance, insurance, rent, etc.

‡ the aggregate of all remaining Monthly Rental Payments that Lessee is obligated to pay during the initial Terms of all Leases.

(i)    Without the prior written consent of AFTP, electricity and/or the hosting rate relating to operation of the Equipment shall not exceed Zero & 09/100 U.S. Dollars (U.S. $0.09) per kilowatt hour (kWh) for Equipment deployed in an immersion tank.

(ii)    Monthly allowable amounts for payroll shall be determined by multiplying the monthly gross revenue generated by twenty-five and one-half percent (25.5%) but, in each case, shall be subject to the minimums and maximums in the table above.

(iii)    No other expenses shall be considered Operating Expenses nor be allowable in the monthly Profit calculation without the prior written consent of AFTP.

2.    Profit Share Distributions.

(a)    Within ten (10) calendar days following the final calendar day of each calendar month, TC1 shall provide to ATFP a report of the monthly revenue produced by the Venture during such calendar month, subtract an itemized listing of Operating Expenses (the difference returned representing the Profits for each such period of time), and distribute one hundred (100%) of the Profits to ATFP within five (5) calendar days thereafter (each, a “Profit Share Distribution”). Each such Profit Share Distribution shall be applied upon receipt by ATFP towards the Leases (proportionally in accordance with Schedule A, as provided in Section 2(b)) until the entirety of the Monthly Rental Payments scheduled for the entirety of the initial Term of each of the Leases have been satisfied in full (there shall be no discounts applied for early payment). With respect to each Schedule of Equipment under each of the Leases, once all of the Monthly Rental Payments have been satisfied in full in respect of such Schedule, TC1 shall thereafter be required to pay seventy percent (70%) of the Profits from the related Equipment to ATFP until the fifth (5th) anniversary the first (1st) calendar day of the first (1st) full calendar month that such Equipment began generating Profits.

(b)    All Profit Share Distributions required under this Agreement are to be made by TC1 to ATFP (or its designee) in accordance with proportions set forth on Schedule A, attached hereto and incorporated herein by this reference thereto, as such schedule may be duly updated from time to time by ATFP. All Profit Share Distributions shall be made via electronic funds transfer of good and immediately available currency of the United States to the account(s) specified in writing from time to time by ATFP.

(c)    Other Expenses Matters. Any action to be taken in respect of the Operating Expenses not expressly addressed herein shall only be taken upon mutual written agreement of the Parties.

ARTICLE II
Sales and Transfers

1.    General Restrictions. Except as required by ATFP’s Senior Creditor(s), no Party (or any Party acting on behalf of any Party ) may sell or transfer any of such Party’s interest in this Agreement, whether presently owned or hereafter acquired and/or whether presently existing or hereafter arising without the prior written consent of the other Party. Any attempted sale or transfer that violates the terms of this Agreement, shall be void and shall not be binding upon, or recognized by, the Venture or the Parties. For the purposes of this Agreement, the phrase “sale or transfer” includes any sale, pledge, hypothecation, encumbrance, gift, devise, bequest or other transfer by any Party of any of its interest in this Agreement, whether or not the transfer would be made (i) for value or not for value, or (ii) voluntarily or involuntarily (by operation of law or otherwise).

ARTICLE III
Miscellaneous Provisions

1.    Notices. Each and every notice required or permitted to be given under this Agreement must be given in writing, and shall be deemed given when (i) personally delivered, (ii) on the third (3rd) business day after mailing by USPS registered or certified mail, postage prepaid, with return receipt requested, (iii) on the immediately following business day after deposit with any nationally recognized overnight courier (e.g., without limitation, FedEx or UPS), or (iv) on the immediately following business day after being sent via electronic mail (unless receipt thereof is sooner acknowledge by the receiving Party via reply email). Notice to any Party is valid if sent to it at such Party’s address (mailing or electronic mail, as applicable) set forth on the signature page hereof; provided, that, each Party may change its address for notice hereunder by giving written notice to the other Party in accordance with the provisions of this Article VI.1. All parties comprising ATFP may be noticed by TC1 collectively under one notice in respect of any matter required or permitted to be given under this Agreement.

2.    Assignment. No Party shall be entitled to assign, cede, sub-contract, delegate or in any other manner transfer any benefit, rights and/or obligations in terms of this Agreement, without the prior written consent of all other Parties.

3.    No Third-Party Beneficiaries. None of the provisions of this Agreement, or any agreement or document contemplated hereby, is intended to grant any right or benefit to any natural person or legal entity who or which is not a Party under this Agreement.

4.    Cross-Default. Any event of default under this Agreement shall constitute an event of default under the Lease, and vice versa.

5.    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the state of Georgia, without giving effect to its conflict of laws principles. Any and all disputes between any, or among all of the Parties shall be resolved in accordance with the relevant dispute resolution provisions of the Profit Share Agreement.

6.    Entire Agreement; Neutral Interpretation. This Agreement, together with each agreement and/or attachment incorporated herein by reference, constitutes the entire agreement among the Parties regarding the subject matter hereof and supersedes all prior agreements regarding such subject matter. Further, this Agreement has been negotiated at arm’s length and between persons sophisticated and knowledgeable in the subject matter of this Agreement. Additionally, each Party has been, or has been afforded the opportunity to have been, represented by experienced and knowledgeable legal counsel. Accordingly, any rule of law or legal decision that would require interpretation of any ambiguities in this Agreement against a particular Party is not applicable to this Agreement and is hereby expressly waived. The provisions of this Agreement shall be interpreted in a reasonable, neutral manner to affect the intentions of the Parties and the purposes of this Agreement.

7.    Amendment. This Agreement may only be amended by written agreement of the Parties. Additionally, this Agreement is intended to amend and supplant in the entirety that certain Profit Share Agreement, dated September 09, 2024, by and between ATFP CLOUD SPV I, LP and ATFP CLOUD SPV II, LP, ATFP CLOUD SPV III, LP and TC1 (as said agreement may have been amended, modified, supplemented, extended, renewed, restated or replaced).

8.    Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be invalid or unenforceable, for any reason, the remaining provisions hereof shall continue to be valid and enforceable to the maximum extent permitted under applicable laws. Further, if any court of competent jurisdiction finds that any provision of this Agreement is invalid or unenforceable, but that by limiting such provision it would become valid and enforceable, then such provision shall be deemed to be written as so limited, shall thereafter be construed and enforced as such.

9.    Termination. This Agreement shall terminate immediately upon the date all of the Leases have been duly terminated in accordance with the terms thereof, unless sooner terminated through mutual written agreement of the Parties.

10.    Waiver. Any Party’s failure, entirely or from time to time, to insist on compliance or enforcement of any provision of this Agreement shall not affect its validity or enforceability or constitute a waiver, by such Party or any other Party , of future enforcement of that provision or of any other provision of this Agreement at a later time.

11.    Survival. Each provision of this Agreement that by its nature is intended to survive the termination of this Agreement shall survive such termination, regardless of the cause of termination.

12.    Binding Effect. This Agreement shall be binding upon and enforceable by and against the Parties and their respective executors, administrators, legal representatives, heirs, beneficiaries, successors in interest and permitted assigns.

13.    Execution; Effectiveness. This Agreement may be executed in any number of, and by different Parties on, separate counterparts, all of which, when so executed, shall be deemed an original, but all such counterparts shall collectively constitute one and the same agreement. Any signature delivered by a Party to the other Parties via facsimile, electronic mail or similar electronic transmission shall be deemed to be an original signature hereto. Further, in accordance with the federal Electronic Signatures in Global and National Commerce Act (the “E-SIGN Act”), 15 U.S.C.A. §§ 7001-7031 (Supp. 2001), this Agreement may be executed electronically or digitally and, in such event, shall serve as a binding original as if executed by hand.

[THIS SPACE INTENTIONALLY LEFT BLANK; SIGNATURE PAGES FOLLOW.]

IN WITNESS WHEREOF, each Party, first intending to be legally bound, has duly executed and delivered this Agreement as of the Effective Date.

AFTP:

ATFP CLOUD SPV I, LP
         By ALDER TECHNOLOGY FUNDING PARTIES, LLC, its General Partner

By:	/s/ Patrick Gahan
Patrick Gahan, Manager

Address for notice hereunder:	3600 Dallas Hwy #230-350, Marietta, GA 30064; Attn: Patrick Gahan and Jonathan Lyman
Lyman E-mail address for notice hereunder:

ATFP CLOUD SPV II, LP
         By ALDER TECHNOLOGY FUNDING PARTIES, LLC, its General Partner

By:	/s/ Patrick Gahan
Patrick Gahan, Manager

Address for notice hereunder:	3600 Dallas Hwy #230-350, Marietta, GA 30064; Attn: Patrick Gahan and Jonathan Lyman
Lyman E-mail address for notice hereunder:

ATFP CLOUD SPV III, LP
         By FLUENT ATFP, LLC, its General Partner

By:	/s/ Patrick Gahan
Patrick Gahan, Manager

Address for notice hereunder:	3600 Dallas Hwy #230-350, Marietta, GA 30064; Attn: Patrick Gahan and Steve Gertz
Lyman E-mail address for notice hereunder:

[SIGNATURES CONTINUE ON FOLLOWING PAGE]

ATFP CLOUD SPV IV, LP
         By ATFP SGCA, LLC, its General Partner

By:	/s/ Patrick Gahan
Patrick Gahan, Manager

Address for notice hereunder:	3600 Dallas Hwy #230-350, Marietta, GA 30064; Attn: Patrick Gahan and Steve Gertz
Lyman E-mail address for notice hereunder:

TC1:

TCM CLOUD 1, LLC
         By THE CLOUD MINDERS, INC., its Manager

By:	/s/ Ian Gerard
Ian Gerard, Director & C.E.O.

Address for notice hereunder:	185 Faro Court, Unit 2, Shepherdsville, Kentucky 40165; Attn: Ian Gerard
Lyman E-mail address for notice hereunder:

Acknowledged by Lease Guarantor:

THE CLOUD MINDERS, INC.

By:	/s/ Ian Gerard
Ian Gerard, Director & C.E.O.